Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FIRST QUARTER 2020

ATLANTA, GA (April  24, 2020) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $9.8 million, or $0.38 per diluted share, for the first quarter of 2020, compared to  $10.7 million, or $0.42 per diluted share, for the fourth quarter of 2019, and $8.7 million, or $0.36 per diluted share, for the first quarter of 2019.

First Quarter 2020 Highlights:

•	Net income of $9.8 million, or $0.38 per diluted share.
•	Annualized return on average assets was 2.44%, compared to 2.57% for the fourth quarter of 2019 and 2.42% for the first quarter of 2019.
•	Annualized return on average equity was 18.21%, compared to 20.40% for the fourth quarter of 2019 and 20.90% for the first quarter of 2019.
•	Efficiency ratio of 42.9%, compared to 40.5% for the fourth quarter of 2019 and 45.3% for the first quarter of 2019.
•	Total loans, excluding loans held for sale, increased by $100.4 million, or 8.7%, to $1.26 billion from the previous quarter.
•	Net interest margin increased to 4.19% compared to 3.82% from the previous quarter
•

Annualized net recovery to average loans for the quarter was (0.01%), compared to a net charge-off to average loans ratio of 0.00% for the fourth quarter of 2019 and 0.04% for the first quarter of 2019.

COVID-19 Pandemic

The Company prioritizes the health and safety of its teammates and customers, and has taken protective measures such as implementing remote work arrangements to the full extent possible and by adjusting banking center hours and operational measures to promote social distancing, and it will continue to do so throughout the duration of the pandemic. At the same time, the Company is closely monitoring the effects of the COVID-19 pandemic on our loan and deposit customers, and is assessing the risks in our loan portfolio and working with our customers to reduce the pandemic’s impact on them while minimizing losses for the Company. In addition, the Company remains focused on improving shareholder value, managing credit exposure, challenging expenses, enhancing the customer experience and supporting the communities it serves.

We have implemented loan programs to allow customers who are experiencing hardships from the COVID-19 pandemic to defer loan principal and interest payments for up to 90 days. The Small Business Administration (SBA) has also guaranteed the principal and interest payments of all our SBA loan customers for six months. As of April 23, 2020, we had 81 non-SBA commercial customers with outstanding loan balances totaling $135.0 million who have been approved for a three month payment deferral. Of these non-SBA payment deferrals, 19 loans totaling $58.8 million with a weighted average loan-to-value (“LTV”) of 54.9% were in the hotel industry and 9 loans totaling $6.1 million with a weighted average LTV of 66.4% were in the restaurant industry, which are two industries heavily impacted by the COVID-19 pandemic. As of March 31, 2020, the Company had 48 loans totaling $114.5 million in the hotel industry and 116 loans totaling $45.8 million in the restaurant industry.

As a preferred SBA lender, we are participating in the SBA Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief and Economic Security Act to help provide loans to our business customers in need. Currently, the Company has approved funding of approximately 650 PPP loans with commitments totaling $49.3 million. We plan to use our current cash balances and available liquidity from the Federal Home Loan Bank and Federal Reserve Bank to fund these PPP loans. We have also received an additional 800+ applications that have been put on hold at this time until additional funding is approved for the PPP program by the Federal government.

As of March 31, 2020, our residential real estate loan portfolio made up 58.1% of our total loan portfolio and had a weighted average LTV of approximately 56.9%. Currently, 10.3% of our residential mortgages have been approved for a hardship payment deferral covering principal and interest payments for three months. The following table presents our outstanding residential mortgage balances, weighted average LTVs and current approved payment deferrals by property state.

(Dollars in thousands)	March 31, 2020			Approved Payment Deferrals
		% of Total
	Outstanding	Mortgage	Weighted	Outstanding
State	Loan Balance	Portfolio	Average LTV	Loan Balance	% of State
New York	$ 332,276	45.2%	55.1%	$ 40,545	12.2%
Georgia	183,362	25.0%	57.0%	16,992	9.3%
Pennsylvania	47,673	6.5%	62.4%	2,317	4.9%
New Jersey	41,248	5.6%	56.6%	4,613	11.2%
Texas	37,226	5.1%	60.7%	3,639	9.8%
Florida	33,857	4.6%	62.3%	2,044	6.0%
Virginia	28,135	3.8%	54.8%	2,849	10.1%
Other (AL, CA, DC, CT, MA, MD)	30,485	4.2%	60.1%	2,623	8.6%
Total residential real estate loans	$ 734,262	100.0%	56.9%	$ 75,622	10.3%

Based on the Company’s capital levels, conservative underwriting policies, low loan-to-value ratios, and strong liquidity position, management expects to be able to assist the Company’s customers and communities during these difficult times, manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain adequately capitalized.

Results of Operations

Net Income

Net income was $9.8 million for the first quarter of 2020, a decrease of $854,000, or 8.0%, from $10.7 million for the fourth quarter of 2019. This decrease was primarily due to the decrease in noninterest income of $1.9 million and a slight increase in noninterest expense of $209,000, partially offset by an increase in net interest income of $966,000. Net income increased $1.1 million, or 12.4%, in the first quarter of 2020 compared to net income of $8.7 million for the first quarter of 2019.  This increase was primarily due to the increase in net interest income of $1.1 million, while noninterest income and noninterest expense remained flat.

Net Interest Income and Net Interest Margin

Interest income totaled $20.6 million for both the first quarter of 2020 and the previous quarter. The yield on average loans, including loans held for sale, increased by 7 basis points and the yield on average total investments increased by 8 basis points compared to the previous quarter. As compared to the first quarter of 2019, interest income increased by $694,000, or 3.5%, primarily due to a $48.6 million increase in average loan balances.

Interest expense totaled $4.6 million for the first quarter of 2020, a decrease of $1.0 million, or 18.2%, from the previous quarter, primarily due to a 29 basis points decrease in deposit costs coupled with a $57.7 million decrease in average balances for total interest-bearing deposits. As compared to the first quarter of 2019, interest expense decreased by $412,000, or 8.1%, primarily due to a 25 basis points decrease in deposit costs coupled with a $108.6 million decrease in average time deposit balances.

The net interest margin for the first quarter of 2020 was 4.19% compared to 3.82% for the previous quarter, an increase of 37 basis points. The cost of interest-bearing liabilities decreased by 28 basis points to 1.78%, while the yield on interest-earning assets increased by 15 basis points to 5.42% from 5.27% for the previous quarter. Average earning assets decreased by $26.4 million, primarily due to a decrease in lower yielding assets including $49.0 million in federal funds sold and interest-earning cash accounts. Average interest-bearing liabilities decreased by $44.5 million as average interest-bearing deposits decreased by $57.7 million and average borrowings increased by $13.3 million.

As compared to the same period a year ago, the net interest margin for the first quarter of 2020 decreased by 13 basis points to 4.19% from 4.32%, primarily due to a 32 basis point increase in the cost of interest-bearing liabilities of $1.05 billion and a decrease of 38 basis points in the yield on average interest-earning assets of $1.53 billion. Average earning assets increased by $137.0 million, primarily due to an increase of $48.6 million in average loans and $73.7 million in federal funds sold and interest-earning cash accounts. Average interest-bearing liabilities increased by $70.9 million, primarily driven by an increase in average borrowings of $71.5 million while average interest-bearing deposits remained relatively flat.

Noninterest Income

Noninterest income for the first quarter of 2020 was $7.5 million, a decrease of $1.9 million, or 19.8%, from the fourth quarter of 2019, primarily due to lower mortgage servicing income as we recorded a $884,000 fair value impairment on our mortgage servicing asset during the quarter. We also recorded a $585,000 fair value adjustment charge on our SBA servicing asset. These servicing asset charges had a $0.04 per share impact on our diluted earnings per share for the quarter.

Compared to the same period a year ago, noninterest income for the quarter increased slightly by $75,000,  or 1.0%, primarily due to the increase in the gains earned from the sales of mortgage loans.

Noninterest Expense

Noninterest expense for the first quarter of 2020 totaled $10.0 million, an increase of $209,000, or 2.1%, from  $9.8 million for the fourth quarter of 2019. The increase was primarily attributable to higher salaries and employee benefits. Noninterest expense remained flat compared to the first quarter of 2019.

The Company’s efficiency ratio was 42.9%  in the first quarter of 2020 compared with 40.5% and 45.3% for the fourth quarter of 2019 and first quarter of 2019, respectively.

Income Tax Expense

The Company’s effective tax rate for the first quarter of 2020 was 26.6%, compared to 26.2% for the fourth quarter of 2019 and 28.3% for the first quarter of 2019.

Balance Sheet

Total Assets

Total assets were $1.60 billion at March 31, 2020, a decrease of $27.3 million, or 1.7%, from $1.63 billion at December 31, 2019,  and an increase of $119.2 million, or 8.0%, from $1.49 billion at March 31, 2019. The $27.3 million decrease from the prior quarter was mainly due to decreases in cash and due from banks of $69.5 million and loans held for sale of $85.8 million,  partially offset by a $100.4 million increase in loans held for investment.  The $119.2 million increase from the prior year quarter was primarily due to increases in cash and due from banks of $90.5 million and total loans held for investment of $124.6 million, partially offset by a $141.2 million decrease in loans held for sale.

Loans

Loans held for investment at March 31, 2020, were $1.26 billion, an increase of $100.4 million, or 8.7%, compared to $1.16 billion at December  31, 2019, and an increase of $124.9 million, or 11.0%, compared to $1.14 billion at March 31, 2019.  Loan growth during the quarter was experienced in all categories, with the exception of consumer and other loans. Specifically, residential mortgages increased by $82.6 million. Loans held for sale were zero at March 31, 2020, compared to $85.8 million at December 31, 2019 and $141.2 million at March 31, 2019.

Deposits

Total deposits at March 31, 2020 were $1.24 billion, a decrease of $64.5 million, or 4.9%, compared to total deposits of $1.31 billion at December 31, 2019, and a decrease of $41.1 million, or 3.2%, compared to total deposits of $1.28 billion at March 31, 2019. The decrease from the prior quarter was primarily due to the $103.5 million decrease in time deposits, partially offset by a $29.0 million increase in noninterest bearing deposits.

Noninterest bearing deposits were $321.0 million at March 31, 2020, compared to $292.0 million at December 31, 2019, and $300.2 million at March 31, 2019. Noninterest bearing deposits constituted 25.8% of total deposits at March 31, 2020, compared to 22.3% at December 31, 2019, and 23.4% at March 31, 2019. Interest bearing deposits were $921.9 million at March 31, 2020, compared to $1.02 billion at December 31, 2019, and $983.8 million at March 31, 2019. Interest bearing deposits constituted  74.2% of total deposits at March 31, 2020, compared to 77.7% at December 31, 2019, and 76.6% at March 31, 2019.

Asset Quality

The Company recorded no provision for loan losses during the first quarter of 2020.  Annualized net charge-offs to average loans for the first quarter of 2020 was a net recovery 0.01%, compared to a net charge-off of 0.00% for the fourth quarter of 2019, and a net charge-off of 0.04% for the first quarter of 2019. We increased the qualitative factors in our allowance for loan losses calculation for the economic uncertainties caused by the COVID-19 pandemic; however, these increases did not result in additional provision for loan losses as of March 31, 2020 given the level of unallocated reserves as of December 31, 2019, net recovery for the quarter and the low credit risk and loss allocation associated with our residential real estate portfolio. The

Company is not required to implement the provisions of the current expected credit losses accounting standard issued by the Financial Accounting Standards Board in the Accounting Standards Update No. 2016-13 until January 1, 2023, and is continuing to account for the allowance for loan losses under the incurred loss model.

Nonperforming assets totaled $14.3 million, or 0.89% of total assets, at March 31, 2020, a decrease of  $829,000 from $15.1 million, or 0.93% of total assets, at December 31,  2019, and an increase of $3.1 million from $11.2 million, or 0.75% of total assets, at March 31, 2019.  The decrease during the quarter was primarily due to a $1.4 million decrease in nonaccrual construction and development loans, offset by a $463,000 increase in accruing troubled debt restructured loans.

Allowance for loan losses as a percentage of total loans held for investment was 0.54% at March 31, 2020, compared to 0.59%  and 0.57% at December 31, 2019 and March 31, 2019, respectively. Allowance for loan losses as a percentage of nonperforming loans was 49.47% at March 31, 2020, compared to 46.54% and 58.46% at December 31, 2019 and March 31,  2019, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta metropolitan area. Founded in 2006, Metro City Bank currently operates 19 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, including statements regarding the potential effects of the COVID-19 pandemic on our business and financial results and conditions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical in nature and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: business and economic conditions, particularly those affecting the financial services; the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the COVID-19 pandemic; changes in the interest rate environment, including changes to the federal funds rate; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; interest rate fluctuations, which could have an adverse effect on the Company’s profitability; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 19, 2020, and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President & Chief Financial Officer	SVP/Senior Accounting Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of or for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2020	2019	2019	2019	2019
Selected income statement data:
Interest income	$20,556	$20,625	$21,908	$20,818	$19,862
Interest expense	4,646	5,681	5,929	5,570	5,058
Net interest income	15,910	14,944	15,979	15,248	14,804
Provision for loan losses	—	—	—	—	—
Noninterest income	7,509	9,360	11,001	12,098	7,434
Noninterest expense	10,049	9,840	10,162	9,934	10,064
Income tax expense	3,554	3,794	4,462	4,452	3,442
Net income	9,816	10,670	12,356	12,960	8,732
Per share data:
Basic income per share	$0.38	$0.42	$0.51	$0.54	$0.36
Diluted income per share	$0.38	$0.42	$0.50	$0.53	$0.36
Dividends per share	$0.11	$0.11	$0.11	$0.10	$0.10
Book value per share (at period end)	$8.76	$8.49	$8.00	$7.58	$7.20
Shares of common stock outstanding	25,529,891	25,529,891	24,305,378	24,305,378	24,148,062
Weighted average diluted shares	25,736,435	25,586,733	24,502,621	24,386,049	24,540,538
Performance ratios:
Return on average assets	2.44%	2.57%	3.07%	3.44%	2.42%
Return on average equity	18.21	20.40	26.44	29.61	20.90
Dividend payout ratio	28.80	26.36	21.79	18.85	28.10
Yield on total loans	6.11	6.04	6.22	6.11	6.18
Yield on average earning assets	5.42	5.27	5.78	5.83	5.80
Cost of average interest bearing liabilities	1.78	2.06	2.23	2.23	2.10
Cost of deposits	1.86	2.15	2.29	2.23	2.11
Net interest margin	4.19	3.82	4.22	4.27	4.32
Efficiency ratio(1)	42.91	40.49	37.66	36.33	45.26
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	(0.01)%	0.00%	(0.11)%	0.01%	0.04%
Nonperforming assets to gross loans and OREO	1.13	1.30	1.18	1.41	0.98
ALL to nonperforming loans	49.47	46.54	47.19	38.67	58.46
ALL to loans held for investment	0.54	0.59	0.54	0.54	0.57
Balance sheet and capital ratios:
Gross loans held for investment to deposits	101.67%	88.97%	94.46%	91.88%	88.68%
Noninterest bearing deposits to deposits	25.83	22.34	23.30	23.87	23.38
Common equity to assets	13.94	13.28	11.82	12.09	11.70
Leverage ratio	13.40	12.70	11.68	11.67	11.35
Common equity tier 1 ratio	21.75	21.31	18.82	17.99	17.40
Tier 1 risk-based capital ratio	21.75	21.31	18.82	17.99	17.40
Total risk-based capital ratio	22.44	22.01	19.51	18.66	18.09
Mortgage and SBA loan data:
Mortgage loans serviced for others	$1,186,825	$1,168,601	$1,122,551	$1,016,352	$839,352
Mortgage loan production	119,667	112,259	163,517	188,713	151,068
Mortgage loan sales	92,737	106,548	152,503	205,893	55,123
SBA loans serviced for others	464,576	441,593	446,266	443,830	425,694
SBA loan production	43,459	30,763	48,878	45,838	29,556
SBA loan sales	29,958	30,065	28,914	28,675	30,751

(1)Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2020	2019	2019	2019	2019
ASSETS
Cash and due from banks	$201,020	$270,496	$264,981	$151,117	$105,510
Federal funds sold	6,618	5,917	9,567	5,966	7,140
Cash and cash equivalents	207,638	276,413	274,548	157,083	112,650
Securities purchased under agreements to resell	40,000	15,000	15,000	15,000	15,000
Securities available for sale (at fair value)	18,182	15,695	15,913	17,846	18,712
Loans	1,261,603	1,161,162	1,259,046	1,188,419	1,136,654
Allowance for loan losses	(6,859)	(6,839)	(6,850)	(6,483)	(6,526)
Loans less allowance for loan losses	1,254,744	1,154,323	1,252,196	1,181,936	1,130,128
Loans held for sale	—	85,793	—	69,686	141,177
Accrued interest receivable	5,534	5,101	5,465	5,290	5,439
Federal Home Loan Bank stock	4,873	3,842	3,842	1,292	1,292
Premises and equipment, net	14,344	14,460	14,484	14,465	14,480
Operating lease right-of-use asset	11,663	11,957	12,431	12,783	—
Foreclosed real estate, net	423	423	423	—	—
SBA servicing asset, net	7,598	8,188	8,566	8,682	8,500
Mortgage servicing asset, net	16,791	18,068	17,740	16,771	14,909
Bank owned life insurance	20,335	20,219	20,101	19,982	19,865
Other assets	2,417	2,376	4,036	3,693	3,231
Total assets	$1,604,542	$1,631,858	$1,644,745	$1,524,509	$1,485,383

LIABILITIES
Noninterest-bearing deposits	$320,982	$292,008	$311,198	$309,343	$300,228
Interest-bearing deposits	921,899	1,015,369	1,024,154	986,844	983,751
Total deposits	1,242,881	1,307,377	1,335,352	1,296,187	1,283,979
Federal Home Loan Bank advances	80,000	60,000	60,000	—	—
Other borrowings	3,097	3,129	3,154	3,585	3,752
Operating lease liability	12,198	12,476	12,922	13,253	—
Accrued interest payable	760	890	940	1,415	1,663
Other liabilities	41,871	31,262	37,955	25,752	22,238
Total liabilities	$1,380,807	$1,415,134	$1,450,323	$1,340,192	$1,311,632

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	255	255	243	243	242
Additional paid-in capital	54,142	53,854	39,526	39,096	38,746
Retained earnings	169,606	162,616	154,652	144,989	134,833
Accumulated other comprehensive income (loss)	(268)	(1)	1	(11)	(70)
Total shareholders' equity	223,735	216,724	194,422	184,317	173,751
Total liabilities and shareholders' equity	$1,604,542	$1,631,858	$1,644,745	$1,524,509	$1,485,383

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2020	2019	2019	2019	2019
Interest and dividend income:
Loans, including Fees	$19,508	$19,483	$20,857	$20,159	$18,839
Other investment income	882	1,023	907	496	868
Federal funds sold	166	119	144	163	155
Total interest income	20,556	20,625	21,908	20,818	19,862

Interest expense:
Deposits	4,514	5,576	5,873	5,445	5,057
FHLB advances and other borrowings	132	105	56	125	1
Total interest expense	4,646	5,681	5,929	5,570	5,058

Net interest income	15,910	14,944	15,979	15,248	14,804

Provision for loan losses	—	—	—	—	—

Net interest income after provision for loan losses	15,910	14,944	15,979	15,248	14,804

Noninterest income:
Service charges on deposit accounts	287	296	294	262	255
Other service charges, commissions and fees	2,203	2,335	2,592	3,058	2,399
Gain on sale of residential mortgage loans	2,529	2,687	2,901	2,615	938
Mortgage servicing income, net	372	2,046	2,594	3,315	1,339
Gain on sale of SBA loans	1,301	1,148	1,404	1,565	1,327
SBA servicing income, net	516	665	900	1,137	1,043
Other income	301	183	316	146	133
Total noninterest income	7,509	9,360	11,001	12,098	7,434

Noninterest expense:
Salaries and employee benefits	6,513	5,997	6,573	6,037	6,316
Occupancy	1,211	1,202	1,161	1,231	1,155
Data Processing	277	264	245	227	293
Advertising	161	194	142	143	170
Other expenses	1,887	2,183	2,041	2,296	2,130
Total noninterest expense	10,049	9,840	10,162	9,934	10,064

Income before provision for income taxes	13,370	14,464	16,818	17,412	12,174
Provision for income taxes	3,554	3,794	4,462	4,452	3,442
Net income available to common shareholders	$9,816	$10,670	$12,356	$12,960	$8,732

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$193,361	$802	1.67%	$242,388	$954	1.56%	$119,678	$787	2.67%
Securities purchased under agreements to resell	32,033	140	1.76	15,000	87	2.30	15,000	113	3.06
Securities available for sale	16,664	106	2.56	15,823	101	2.53	18,943	123	2.63
Total investments	242,058	1,048	1.74	273,211	1,142	1.66	153,621	1,023	2.70
Construction and development	27,233	397	5.86	30,508	472	6.14	38,874	652	6.80
Commercial real estate	476,684	7,251	6.12	471,667	7,651	6.44	428,665	7,300	6.91
Commercial and industrial	60,019	979	6.56	48,664	820	6.69	33,606	601	7.25
Residential real estate	718,469	10,840	6.07	726,671	10,493	5.73	731,437	10,236	5.68
Consumer and other	1,629	41	10.12	1,778	47	10.49	2,890	50	7.02
Gross loans(2)	1,284,034	19,508	6.11	1,279,288	19,483	6.04	1,235,472	18,839	6.18
Total earning assets	1,526,092	20,556	5.42	1,552,499	20,625	5.27	1,389,093	19,862	5.80
Noninterest-earning assets	93,504			94,805			75,109
Total assets	1,619,596			1,647,304			1,464,202
Interest-bearing liabilities:
NOW and savings deposits	58,202	43	0.30	51,259	40	0.31	54,782	49	0.36
Money market deposits	189,262	669	1.42	173,223	773	1.77	84,665	451	2.16
Time deposits	726,034	3,802	2.11	806,764	4,763	2.34	834,665	4,557	2.21
Total interest-bearing deposits	973,498	4,514	1.86	1,031,246	5,576	2.15	974,112	5,057	2.11
Borrowings	75,876	132	0.70	62,610	105	0.67	4,332	1	0.09
Total interest-bearing liabilities	1,049,374	4,646	1.78	1,093,856	5,681	2.06	978,444	5,058	2.10
Noninterest-bearing liabilities:
Noninterest-bearing deposits	299,088			291,260			293,251
Other noninterest-bearing liabilities	54,325			54,652			23,095
Total noninterest-bearing liabilities	353,413			345,912			316,346
Shareholders' equity	216,809			207,536			169,412
Total liabilities and shareholders' equity	$1,619,596			$1,647,304			$1,464,202
Net interest income		$15,910			$14,944			$14,804
Net interest spread			3.64			3.21			3.70
Net interest margin			4.19			3.82			4.32

(1)Includes income and average balances for term federal funds sold, interest-earning time deposits and other miscellaneous interest-earning assets.

(2)Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and Development	$36,477	2.9%	$31,739	2.7%	$42,106	3.3%	$37,132	3.1%	$39,435	3.5%
Commercial Real Estate	431,205	34.1	424,950	36.5	436,692	34.6	420,332	35.3	392,714	34.5
Commercial and Industrial	60,183	4.8	53,105	4.6	47,247	3.8	43,771	3.7	41,916	3.7
Residential Real Estate	734,262	58.1	651,645	56.0	733,702	58.2	687,389	57.7	662,272	58.1
Consumer and other	1,454	0.1	1,768	0.2	1,658	0.1	2,287	0.2	2,294	0.2
Gross loans	$1,263,581	100.0%	$1,163,207	100.0%	$1,261,405	100.0%	$1,190,911	100.0%	$1,138,631	100.0%
Unearned income	(1,978)		(2,045)		(2,359)		(2,492)		(1,977)
Allowance for loan losses	(6,859)		(6,839)		(6,850)		(6,483)		(6,526)
Net loans	$1,254,744		$1,154,323		$1,252,196		$1,181,936		$1,130,128

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Nonaccrual loans	$10,944	$12,236	$11,039	$13,633	$7,865
Past due loans 90 days or more and still accruing	—	—	509	—	—
Accruing troubled debt restructured loans	2,922	2,459	2,969	3,130	3,298
Total non-performing loans	13,866	14,695	14,517	16,763	11,163
Other real estate owned	423	423	423	—	—
Total non-performing assets	$14,289	$15,118	$14,940	$16,763	$11,163

Nonperforming loans to gross loans	1.10%	1.26%	1.15%	1.41%	0.98%
Nonperforming assets to total assets	0.89	0.93	0.91	1.10	0.75
Allowance for loan losses to non-performing loans	49.47	46.54	47.19	38.67	58.46

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of or for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Balance, beginning of period	$6,839	$6,850	$6,483	$6,526	$6,645
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—
Commercial real estate	(2)	(3)	(501)	(6)	(5)
Commercial and industrial	(25)	—	—	14	—
Residential real estate	—	—	—	—	—
Consumer and other	7	14	134	35	124
Total net charge-offs/(recoveries)	(20)	11	(367)	43	119
Provision for loan losses	—	—	—	—	—
Balance, end of period	$6,859	$6,839	$6,850	$6,483	$6,526
Total loans at end of period	$1,263,581	$1,163,207	$1,261,405	$1,190,911	$1,138,631
Average loans(1)	$1,241,138	$1,236,392	$1,295,657	$1,217,943	$1,136,450
Net charge-offs to average loans	(0.01)%	0.00%	(0.11)%	0.01%	0.04%
Allowance for loan losses to total loans	0.54	0.59	0.54	0.54	0.57

(1)Excludes loans held for sale